Exhibit 99.1
NEWS RELEASE

Contact:
Janet L. Ford, SVP, Investor Relations Director janet.ford@associatedbank.com 414-278-1890
     Associated Banc-Corp Closes $300 Million, 5.125 Percent Senior Notes Offering
GREEN BAY, Wis. — March 28, 2011 — Associated Banc-Corp (NASDAQ: ASBC) announced today that it has closed its previously announced underwritten public offering of $300 million of 5.125 percent senior notes due 2016.
The net proceeds from the offering were approximately $297 million after deducting underwriting discounts and commissions and the estimated expenses of the offering by Associated Banc-Corp. Associated has notified its banking regulators and the U.S. Treasury of its intent to use a portion of the net proceeds to repurchase on April 6, 2011 an aggregate of $262.5 million of the $525 million of the Series A Preferred Stock that it issued to the U.S. Department of the Treasury as part of the U.S. Treasury’s Capital Purchase Program. Associated intends to use the remaining proceeds of the offering for general corporate purposes, including the repayment of its 6.75% subordinated notes at their maturity on August 15, 2011.
J.P. Morgan Securities LLC and Deutsche Bank Securities Inc. acted as joint bookrunners for the offering. Barclays Capital Inc., Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co. and U.S. Bancorp Investments, Inc. acted as co-managers for the offering.
Copies of the prospectus and prospectus supplement for the offering may be obtained from J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: High Grade Syndicate Desk, 3rd Floor, telephone collect at 1-212-834-4533 or Deutsche Bank Securities Inc., by telephone at 800-503-4611 or by email at prospectus.cpdg@db.com. Investors may obtain these documents free of charge by visiting the SEC’s website at www.sec.gov.
A registration statement relating to these securities has been filed and is effective. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About Associated Banc-Corp
Associated Banc-Corp (NASDAQ: ASBC) has total assets of $22 billion and is one of the top 50 financial services holding companies operating in the United States. Headquartered in Green Bay, Wis., Associated has 280 banking locations serving more than 150 communities in Wisconsin, Illinois and Minnesota. The company offers a full range of banking services and other financial products and services.
Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. Outcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s preliminary prospectus supplement for the offering.
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